Exhibit 99.1
News Release
USA Compression Partners, LP
111 Congress Avenue, Suite 2400
Austin, Texas 78701
usacompression.com
USA Compression Partners, LP Reports Second Quarter 2021 Results; Confirms 2021 Outlook
AUSTIN, Texas, August 3, 2021 — USA Compression Partners, LP (NYSE: USAC) (“USA Compression” or the “Partnership”) announced today its financial and operating results for the second quarter 2021.
Second Quarter 2021 Highlights
•Total revenues were $156.6 million for the second quarter 2021, compared to $168.7 million for the second quarter 2020.
•Net income was $2.7 million for the second quarter 2021, consistent with the second quarter 2020.
•Net cash provided by operating activities was $99.5 million for the second quarter 2021, compared to $97.4 million for the second quarter 2020.
•Adjusted EBITDA was $100.0 million for the second quarter 2021, compared to $105.5 million for the second quarter 2020.
•Distributable Cash Flow was $52.5 million for the second quarter 2021, compared to $58.7 million for the second quarter 2020.
•Announced cash distribution of $0.525 per common unit for the second quarter 2021, consistent with the second quarter 2020.
•Distributable Cash Flow Coverage was 1.03x for the second quarter 2021, compared to 1.15x for the second quarter 2020.
“The second quarter of 2021 continued the pattern of stability in USA Compression’s business that we began to experience as we came into the year,” commented Eric D. Long, USA Compression’s President and Chief Executive Officer. “As the continued strength in commodity prices throughout the quarter helped further improve prospects for many across the broader energy industry, we have seen our customers maintain capital discipline and continue with their scaled-down budgets for 2021. While storage of crude oil and natural gas worldwide continues to be reduced, there is some potential short-term pressure on demand due to the COVID-19 Delta variant. As global economies open back up and continue to strengthen, we believe the stage is being set for improved E&P activity. We are seeing improving fundamentals for compression services – increased levels of quotes, contract execution and pricing – which should translate into an improved outlook for compression services in the latter half of 2021 and on into 2022. The post-election uncertainty of prospective regulatory and legislative actions regarding energy transition, has also tempered activity this year and may have further impact into the future.”
“More broadly, we believe the prospects for natural gas continue to be positive. While we’ve seen modestly increasing rig counts since the lows last summer, when combined with a meaningful acceleration in the rate of completing previously drilled but uncompleted wells, domestic natural gas production has increased more than 5% above this time last year. Exports of LNG have continued at or near historic highs. And with the continued strength in natural gas prices, we expect these trends to continue.”
“As we have throughout the recent cycle, we continue to focus on managing our capital spending and controlling expenses throughout the company. Our operating margins remain attractive and consistent with historical performance. These efforts helped in part to achieve coverage and leverage metrics better than our expectations for the quarter.”
Expansion capital expenditures were $8.2 million, maintenance capital expenditures were $5.0 million and cash interest expense, net was $30.1 million for the second quarter 2021.
On July 15, 2021, the Partnership announced a second quarter cash distribution of $0.525 per common unit, which corresponds to an annualized distribution rate of $2.10 per common unit. The distribution will be paid on August 6, 2021 to common unitholders of record as of the close of business on July 26, 2021.

Operational and Financial Data

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Operational data:
Fleet horsepower (at period end)	3,686,584	3,720,745	3,718,092
Revenue generating horsepower (at period end)	2,912,628	2,987,627	3,125,909
Average revenue generating horsepower	2,944,909	2,994,418	3,191,348
Revenue generating compression units (at period end)	3,934	3,942	4,206
Horsepower utilization (at period end) (1)	81.9%	83.1%	86.2%
Average horsepower utilization (for the period) (1)	82.4%	83.1%	88.0%

Financial data ($ in thousands, except per horsepower data):
Revenue	$156,562	$157,513	$168,651
Average revenue per revenue generating horsepower per month (2)	$16.55	$16.60	$16.79
Net income	$2,688	$371	$2,684
Operating income	$35,145	$32,760	$34,894
Net cash provided by operating activities	$99,459	$39,612	$97,355
Gross margin	$51,731	$47,855	$58,345
Adjusted gross margin (3)	$110,958	$108,885	$118,683
Adjusted gross margin percentage	70.9%	69.1%	70.4%
Adjusted EBITDA (3)	$99,988	$99,553	$105,481
Adjusted EBITDA percentage	63.9%	63.2%	62.5%
Distributable Cash Flow (3)	$52,536	$52,580	$58,686
____________________________________
(1)Horsepower utilization is calculated as (i) the sum of (a) revenue generating horsepower; (b) horsepower in the Partnership’s fleet that is under contract but is not yet generating revenue; and (c) horsepower not yet in the Partnership’s fleet that is under contract but not yet generating revenue and that is subject to a purchase order, divided by (ii) total available horsepower less idle horsepower that is under repair.
Horsepower utilization based on revenue generating horsepower and fleet horsepower was 79.0%, 80.3% and 84.1% at June 30, 2021, March 31, 2021 and June 30, 2020, respectively.
Average horsepower utilization based on revenue generating horsepower and fleet horsepower was 79.6%, 80.4% and 86.0% for the three months ended June 30, 2021, March 31, 2021 and June 30, 2020, respectively.
(2)Calculated as the average of the result of dividing the contractual monthly rate, excluding standby or other temporary rates, for all units at the end of each month in the period by the sum of the revenue generating horsepower at the end of each month in the period.
(3)Adjusted gross margin, Adjusted EBITDA and Distributable Cash Flow are all non-U.S. generally accepted accounting principles (“Non-GAAP”) financial measures. For the definition of each measure, as well as reconciliations of each measure to its most directly comparable financial measures calculated and presented in accordance with GAAP, see “Non-GAAP Financial Measures” below.
Liquidity and Long-Term Debt
As of June 30, 2021, the Partnership was in compliance with all covenants under its $1.6 billion revolving credit facility. As of June 30, 2021, the Partnership had outstanding borrowings under the revolving credit facility of $473.4 million, $1.1 billion of borrowing base availability and, subject to compliance with the applicable financial covenants, available borrowing capacity of $217.4 million. As of June 30, 2021, the outstanding aggregate principal amount of the Partnership’s 6.875% senior notes due 2026 and 6.875% senior notes due 2027 was $725.0 million and $750.0 million, respectively.

Full-Year 2021 Outlook
USA Compression is confirming its full-year 2021 guidance as follows:
•Net income range of $0.0 million to $20.0 million;
•A forward-looking estimate of net cash provided by operating activities is not provided because the items necessary to estimate net cash provided by operating activities, in particular the change in operating assets and liabilities, are not accessible or estimable at this time. The Partnership does not anticipate the changes in operating assets and liabilities to be material, but changes in accounts receivable, accounts payable, accrued liabilities and deferred revenue could be significant, such that the amount of net cash provided by operating activities would vary substantially from the amount of projected Adjusted EBITDA and Distributable Cash Flow;
•Adjusted EBITDA range of $385.0 million to $405.0 million; and
•Distributable Cash Flow range of $193.0 million to $213.0 million.
Conference Call
The Partnership will host a conference call today beginning at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss second quarter 2021 performance. The call will be broadcast live over the Internet. Investors may participate either by phone or audio webcast.

By Phone:	Dial 800-263-0877 inside the U.S. and Canada at least 10 minutes before the call and ask for the USA Compression Partners Earnings Call. Investors outside the U.S. and Canada should dial 646-828-8143. The conference ID for both is 9227045.

A replay of the call will be available through August 13, 2021. Callers inside the U.S. and Canada may access the replay by dialing 888-203-1112. Investors outside the U.S. and Canada should dial 719-457-0820. The conference ID for both is 9227045.

By Webcast:	Connect to the webcast via the “Events” page of USA Compression’s Investor Relations website at http://investors.usacompression.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call.
About USA Compression Partners, LP
USA Compression Partners, LP is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of natural gas compression services in terms of total compression fleet horsepower. USA Compression partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas and crude oil. USA Compression focuses on providing natural gas compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities and transportation applications. More information is available at usacompression.com.
Non-GAAP Financial Measures
This news release includes the Non-GAAP financial measures of Adjusted gross margin, Adjusted EBITDA, Distributable Cash Flow and Distributable Cash Flow Coverage Ratio.
Adjusted gross margin is defined as revenue less cost of operations, exclusive of depreciation and amortization expense. Management believes that Adjusted gross margin is useful as a supplemental measure to investors of the Partnership’s operating profitability. Adjusted gross margin is impacted primarily by the pricing trends for service operations and cost of operations, including labor rates for service technicians, volume and per unit costs for lubricant oils, quantity and pricing of routine preventative maintenance on compression units and property tax rates on compression units. Adjusted gross margin should not be considered an alternative to, or more meaningful than, gross margin, its most directly comparable GAAP financial measure, or any other measure of financial performance presented in accordance with GAAP. Moreover, Adjusted gross margin as presented may not be comparable to similarly titled measures of other companies. Because the Partnership capitalizes assets, depreciation and amortization of equipment is a necessary element of its costs. To compensate for the limitations of Adjusted gross margin as a measure of the Partnership’s performance, management believes that it is important to consider gross margin determined under GAAP, as well as Adjusted gross margin, to evaluate the Partnership’s operating profitability.
Management views Adjusted EBITDA as one of its primary tools for evaluating the Partnership’s results of operations, and the Partnership tracks this item on a monthly basis both as an absolute amount and as a percentage of revenue compared to the prior month, year-to-date, prior year and budget. The Partnership defines EBITDA as net income (loss) before net interest expense, depreciation and amortization expense, and income tax expense. The Partnership defines Adjusted EBITDA as EBITDA plus impairment of compression equipment, impairment of goodwill, interest income on capital lease, unit-based compensation expense

(benefit), severance charges, certain transaction expenses, loss (gain) on disposition of assets and other. Adjusted EBITDA is used as a supplemental financial measure by management and external users of its financial statements, such as investors and commercial banks, to assess:
•the financial performance of the Partnership’s assets without regard to the impact of financing methods, capital structure or historical cost basis of the Partnership’s assets;
•the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•the ability of the Partnership’s assets to generate cash sufficient to make debt payments and pay distributions; and
•the Partnership’s operating performance as compared to those of other companies in its industry without regard to the impact of financing methods and capital structure.
Management believes that Adjusted EBITDA provides useful information to investors because, when viewed with GAAP results and the accompanying reconciliations, it provides a more complete understanding of the Partnership’s performance than GAAP results alone. Management also believes that external users of its financial statements benefit from having access to the same financial measures that management uses in evaluating the results of the Partnership’s business.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP as measures of operating performance and liquidity. Moreover, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.
Distributable Cash Flow is defined as net income (loss) plus non-cash interest expense, non-cash income tax expense (benefit), depreciation and amortization expense, unit-based compensation expense (benefit), impairment of compression equipment, impairment of goodwill, certain transaction expenses, severance charges, loss (gain) on disposition of assets, proceeds from insurance recovery and other, less distributions on the Partnership’s Series A Preferred Units (“Preferred Units”) and maintenance capital expenditures.
Distributable Cash Flow should not be considered as an alternative to, or more meaningful than, net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance and liquidity. Moreover, the Partnership’s Distributable Cash Flow as presented may not be comparable to similarly titled measures of other companies.
Management believes Distributable Cash Flow is an important measure of operating performance because it allows management, investors and others to compare basic cash flows the Partnership generates (after distributions on the Partnership’s Preferred Units but prior to any retained cash reserves established by the Partnership’s general partner and the effect of the Distribution Reinvestment Plan) to the cash distributions the Partnership expects to pay its common unitholders.
Distributable Cash Flow Coverage Ratio is defined as Distributable Cash Flow divided by distributions declared to common unitholders in respect of such period. Management believes Distributable Cash Flow Coverage Ratio is an important measure of operating performance because it allows management, investors and others to gauge the Partnership’s ability to pay distributions to common unitholders using the cash flows the Partnership generates. The Partnership’s Distributable Cash Flow Coverage Ratio as presented may not be comparable to similarly titled measures of other companies.
This news release also contains a forward-looking estimate of Adjusted EBITDA and Distributable Cash Flow projected to be generated by the Partnership in its 2021 fiscal year. A forward-looking estimate of net cash provided by operating activities and reconciliations of the forward-looking estimates of Adjusted EBITDA and Distributable Cash Flow to net cash provided by operating activities are not provided because the items necessary to estimate net cash provided by operating activities, in particular the change in operating assets and liabilities, are not accessible or estimable at this time. The Partnership does not anticipate the changes in operating assets and liabilities to be material, but changes in accounts receivable, accounts payable, accrued liabilities and deferred revenue could be significant, such that the amount of net cash provided by operating activities would vary substantially from the amount of projected Adjusted EBITDA and Distributable Cash Flow.
See “Reconciliation of Non-GAAP Financial Measures” for Adjusted gross margin reconciled to gross margin, Adjusted EBITDA reconciled to net income (loss) and net cash provided by operating activities, and net income (loss) and net cash provided by operating activities reconciled to Distributable Cash Flow and Distributable Cash Flow Coverage Ratio.
Forward-Looking Statements
Some of the information in this news release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “continue,” “if,” “project,” “outlook,” “will,” “could,” “should,” or other similar words or the negatives thereof, and include the Partnership’s expectation of future performance contained herein, including as described under “Full-Year 2021 Outlook.” These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. You are cautioned not to place undue reliance on any forward-looking statements, which can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors noted below and other cautionary statements in this news release. The risk factors and other factors noted throughout this news release could cause actual results to differ materially from those contained in any forward-looking statement. Known material factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include:
•changes in the long-term supply of and demand for crude oil and natural gas, including as a result of uncertainty regarding the length of time it will take for the U.S. and the rest of the world to slow the spread of COVID-19 to the point where applicable authorities are comfortable continuing to ease, or declining to reinstate certain restrictions on various commercial and economic activities; such restrictions are designed to protect public health but also have the effect of reducing demand for crude oil and natural gas;
•the severity and duration of world health events, including the COVID-19 outbreak, related economic repercussions, actions taken by governmental authorities and other third parties in response to the pandemic, which has caused and may in the future cause disruptions in the oil and gas industry and negatively impact demand for oil and gas;
•changes in general economic conditions and changes in economic conditions of the crude oil and natural gas industries specifically, including the ability of members of the Organization of the Petroleum Exporting Countries (“OPEC”) and Russia (together with OPEC and other allied producing countries, “OPEC+”) to agree on and comply with supply limitations;
•uncertainty regarding the timing, pace and extent of an economic recovery in the U.S. and elsewhere, which in turn will likely affect demand for crude oil and natural gas and therefore the demand for the compression and treating services we provide and the commercial opportunities available to us;
•the deterioration of the financial condition of our customers, which may result in the initiation of bankruptcy proceedings with respect to customers;
•renegotiation of material terms of customer contracts;
•competitive conditions in our industry;
•our ability to realize the anticipated benefits of acquisitions;
•actions taken by our customers, competitors and third-party operators;
•changes in the availability and cost of capital;
•operating hazards, natural disasters, epidemics, pandemics (such as COVID-19), weather-related delays, casualty losses and other matters beyond our control;
•operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions;
•the restrictions on our business that are imposed under our long-term debt agreements;
•information technology risks including the risk from cyberattack;
•the effects of existing and future laws and governmental regulations;
•the effects of future litigation;
•factors described in Part I, Item 1A (“Risk Factors”) of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the Securities and Exchange Commission (the “SEC”) on February 16, 2021, and subsequently filed reports; and
•other factors discussed in the Partnership’s filings with the SEC.
All forward-looking statements speak only as of the date of this news release and are expressly qualified in their entirety by the foregoing cautionary statements. Unless legally required, the Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Contacts:
USA Compression Partners, LP
Matthew C. Liuzzi
Chief Financial Officer
512-369-1624
ir@usacompression.com

USA COMPRESSION PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per unit amounts – Unaudited)

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Revenues:
Contract operations	$151,800	$152,525	$162,993
Parts and service	1,818	2,038	2,736
Related party	2,944	2,950	2,922
Total revenues	156,562	157,513	168,651
Costs and expenses:
Cost of operations, exclusive of depreciation and amortization	45,604	48,628	49,968
Depreciation and amortization	59,227	61,030	60,338
Selling, general and administrative	15,288	13,800	20,315
Gain on disposition of assets	(1,105)	(1,255)	(787)
Impairment of compression equipment	2,403	2,550	3,923
Total costs and expenses	121,417	124,753	133,757
Operating income	35,145	32,760	34,894
Other income (expense):
Interest expense, net	(32,350)	(32,288)	(31,815)
Other	45	25	24
Total other expense	(32,305)	(32,263)	(31,791)
Net income before income tax expense	2,840	497	3,103
Income tax expense	152	126	419
Net income	2,688	371	2,684
Less: distributions on Preferred Units	(12,188)	(12,187)	(12,188)
Net loss attributable to common unitholders’ interests	$(9,500)	$(11,816)	$(9,504)

Weighted average common units outstanding – basic and diluted	97,044	96,989	96,781

Basic and diluted net loss per common unit	$(0.10)	$(0.12)	$(0.10)

Distributions declared per common unit	$0.525	$0.525	$0.525

USA COMPRESSION PARTNERS, LP
SELECTED BALANCE SHEET DATA
(In thousands, except unit amounts – Unaudited)

June 30, 2021
Selected Balance Sheet data:
Total assets	$2,839,310
Long-term debt, net	$1,928,413
Total partners’ capital	$216,084

Common units outstanding	97,067,220

USA COMPRESSION PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands — Unaudited)

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Net cash provided by operating activities	$99,459	$39,612	$97,355
Net cash used in investing activities	(6,063)	(4,206)	(21,726)
Net cash used in financing activities	(93,493)	(35,309)	(75,629)

USA COMPRESSION PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
ADJUSTED GROSS MARGIN TO GROSS MARGIN
(In thousands — Unaudited)
The following table reconciles Adjusted gross margin to gross margin, its most directly comparable GAAP financial measure, for each of the periods presented:

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Total revenues	$156,562	$157,513	$168,651
Cost of operations, exclusive of depreciation and amortization	(45,604)	(48,628)	(49,968)
Depreciation and amortization	(59,227)	(61,030)	(60,338)
Gross margin	$51,731	$47,855	$58,345
Depreciation and amortization	59,227	61,030	60,338
Adjusted gross margin	$110,958	$108,885	$118,683

USA COMPRESSION PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA TO NET INCOME AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(In thousands — Unaudited)
The following table reconciles Adjusted EBITDA to net income and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Net income	$2,688	$371	$2,684
Interest expense, net	32,350	32,288	31,815
Depreciation and amortization	59,227	61,030	60,338
Income tax expense	152	126	419
EBITDA	$94,417	$93,815	$95,256
Interest income on capital lease	—	48	105
Unit-based compensation expense (1)	4,260	4,182	4,568
Severance charges	13	213	2,416
Gain on disposition of assets	(1,105)	(1,255)	(787)
Impairment of compression equipment (2)	2,403	2,550	3,923
Adjusted EBITDA	$99,988	$99,553	$105,481
Interest expense, net	(32,350)	(32,288)	(31,815)
Non-cash interest expense	2,297	2,281	1,960
Income tax expense	(152)	(126)	(419)
Interest income on capital lease	—	(48)	(105)
Severance charges	(13)	(213)	(2,416)
Other	(34)	(1,349)	2,349
Changes in operating assets and liabilities	29,723	(28,198)	22,320
Net cash provided by operating activities	$99,459	$39,612	$97,355
____________________________________
(1)For the three months ended June 30, 2021, March 31, 2021 and June 30, 2020, unit-based compensation expense included $1.1 million, $1.1 million and $0.9 million, respectively, of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards and $0.2 million, less than $0.1 million, and $0.5 million, respectively, related to the cash portion of any settlement of phantom unit awards upon vesting. The remainder of the unit-based compensation expense for all periods was related to non-cash adjustments to the unit-based compensation liability.
(2)Represents non-cash charges incurred to write down long-lived assets with recorded values that are not expected to be recovered through future cash flows.

USA COMPRESSION PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
DISTRIBUTABLE CASH FLOW TO NET INCOME AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Dollars in thousands — Unaudited)
The following table reconciles Distributable Cash Flow to net income and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended
	June 30, 2021		March 31, 2021		June 30, 2020
Net income	$2,688		$371		$2,684
Non-cash interest expense	2,297		2,281		1,960
Depreciation and amortization	59,227		61,030		60,338
Non-cash income tax expense (benefit)	(34)		(99)		149
Unit-based compensation expense (1)	4,260		4,182		4,568
Severance charges	13		213		2,416
Gain on disposition of assets	(1,105)		(1,255)		(787)
Impairment of compression equipment (2)	2,403		2,550		3,923
Distributions on Preferred Units	(12,188)		(12,187)		(12,188)
Maintenance capital expenditures (3)	(5,025)		(4,506)		(4,377)
Distributable Cash Flow	$52,536		$52,580		$58,686
Maintenance capital expenditures	5,025		4,506		4,377
Severance charges	(13)		(213)		(2,416)
Distributions on Preferred Units	12,188		12,187		12,188
Other	—		(1,250)		2,200
Changes in operating assets and liabilities	29,723		(28,198)		22,320
Net cash provided by operating activities	$99,459		$39,612		$97,355

Distributable Cash Flow	$52,536		$52,580		$58,686

Distributions for Distributable Cash Flow Coverage Ratio (4)	$50,960		$50,937		$50,850

Distributable Cash Flow Coverage Ratio	1.03	x	1.03	x	1.15	x
____________________________________
(1)For the three months ended June 30, 2021, March 31, 2021 and June 30, 2020, unit-based compensation expense included $1.1 million, $1.1 million and $0.9 million, respectively, of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards and $0.2 million, less than $0.1 million, and $0.5 million, respectively, related to the cash portion of any settlement of phantom unit awards upon vesting. The remainder of the unit-based compensation expense for all periods was related to non-cash adjustments to the unit-based compensation liability.
(2)Represents non-cash charges incurred to write down long-lived assets with recorded values that are not expected to be recovered through future cash flows.
(3)Reflects actual maintenance capital expenditures for the periods presented. Maintenance capital expenditures are capital expenditures made to maintain the operating capacity of the Partnership’s assets and extend their useful lives, replace partially or fully depreciated assets, or other capital expenditures that are incurred in maintaining the Partnership’s existing business and related cash flow.
(4)Represents distributions to the holders of the Partnership’s common units as of the record date.

USA COMPRESSION PARTNERS, LP
FULL-YEAR 2021 ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW GUIDANCE RANGE
RECONCILIATION TO NET INCOME
(Unaudited)

Guidance
Net income	$0.0 million to $20.0 million
Plus: Interest expense, net	130.0 million
Plus: Depreciation and amortization	241.0 million
Plus: Income tax expense	1.0 million
EBITDA	$372.0 million to $392.0 million
Plus: Unit-based compensation expense and other (1)	13.0 million
Adjusted EBITDA	$385.0 million to $405.0 million
Less: Cash interest expense	120.5 million
Less: Current income tax expense	0.5 million
Less: Maintenance capital expenditures	22.0 million
Less: Distributions on Preferred Units	49.0 million
Distributable Cash Flow	$193.0 million to $213.0 million
____________________________________
(1)Unit-based compensation expense is based on our closing per unit price of $16.48 on June 30, 2021.